Exhibit 8.1

List of Subsidiaries and Affiliated Entities of 51job, Inc.

Name	Jurisdiction of Incorporation
51net Beijing	Cayman Islands
51net HR	Cayman Islands
Lagou Information Limited	Cayman Islands
51net.com Inc.	British Virgin Islands
Lagou Information HongKong Limited	Hong Kong
Beijing Lagou Network Technology Co., Ltd.	PRC
Beijing Lagou Science and Technology Co., Ltd.	PRC
Beijing Qian Cheng Si Jin Advertising Co., Ltd.	PRC
Beijing Run An Information Consultancy Co., Ltd.	PRC
Beijing Zhiding Youyuan Management Consulting Co., Ltd.	PRC
Ningbo Yijian Network Science and Technology Co., Ltd.	PRC
Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.	PRC
Qianjin Human Resource Services (Guangzhou) Co., Ltd.	PRC
Qianjin Network Information Technology (Shanghai) Co., Ltd.	PRC
Qianjin Zhong Cheng Technology (Wuhan) Co., Ltd.	PRC
Shanghai Qianjin Advertising Co., Ltd.	PRC
Shanghai Qianjin Zhong Cheng Human Resources Co., Ltd.	PRC
Shanghai Wang Cai Advertising Co., Ltd.	PRC
Shanghai Wang Ju Advertising Co., Ltd.	PRC
Shanghai Wang Ju Human Resource Consulting Co., Ltd.	PRC
Shanghai Yishu Information Technology Co., Ltd.	PRC
Shenzhen City Huiyuan Cultural Industry Communication Co., Ltd.	PRC
Wang Jin Information Technology (Shanghai) Co., Ltd.	PRC
Wanyi (Shanghai) Internet Information Service Co., Ltd.	PRC
Wuhan Mei Hao Qian Cheng Advertising Co., Ltd.	PRC
Wuhan Wang Cai Information Technology Co., Ltd.	PRC